Exhibit 99.1

Investor Contact: Carey Hendrickson, Chief Financial Officer Phone: 1-972-770-5600 chendrickson@capitalsenior.com

FOR IMMEDIATE RELEASE

CAPITAL SENIOR LIVING CORPORATION REPORTS

FIRST QUARTER 2020 RESULTS

Provides Update Related to COVID-19

DALLAS – May 21, 2020 – Capital Senior Living Corporation (the “Company”) (NYSE: CSU), one of the nation’s largest operators of senior housing communities, announced today operating and financial results for the first quarter ended March 31, 2020.

Recent Highlights

•	Operating expenses decreased $3.3 million in the first quarter of 2020 as compared to the fourth quarter of 2019 resulting in sequential improvement of several of the Company’s key financial metrics.

•

Rent payments on 31 underperforming leased communities were reduced by 25% effective February 1, and six underperforming leased communities were converted to management agreements effective March 1, as a result of agreements reached with the Company’s landlords in the first quarter of 2020 for early termination of its Master Leases.

•	The Company sold an underperforming non-core community on March 31, 2020, generating $6.9 million in net cash proceeds.

•	Short-term forbearance agreements were reached with certain lenders resulting in lower debt payments beginning in April 2020.

“The sequential improvement in key financial metrics in the first quarter, along with lower lease and debt payments, has enabled us to focus our efforts on meeting the incremental challenges posed by the COVID-19 pandemic,” said Kimberly S. Lody, President and Chief Executive Officer. “During these last eight weeks, our community-level and central support teams have steadfastly cared for our residents’ physical, cognitive, and emotional well-being, and I am so proud of their dedication and heroism during this unprecedented time. While our financial results will be impacted by the pandemic for the next several months, we look forward to continuing our operational turnaround as market conditions stabilize.”

Financial Results - First Quarter

For the first quarter of 2020, the Company reported revenue of $106.1 million, compared with revenue of $114.2 million in the first quarter of 2019. The disposition of four communities since the first quarter of 2019 accounted for $3.5 million of the decrease, and the conversion of six formerly leased communities to management agreements effective March 1, 2020, accounted for $1.1 million of the decrease.    Total occupancy in the first quarter of 2020 was 80.0%, a decrease of 310 basis points as compared to the first quarter of 2019, and monthly average rent was $3,674, an increase of 1.6% as compared to the first quarter of 2019.

Operating expenses for the first quarter of 2020 were $75.4 million, the same as in the first quarter of 2019. The first quarter of 2019 included $1.9 million of operating expenses related to four communities disposed of since the first quarter of 2019 and $0.7 million for the six formerly leased communities that were converted to management agreements effective March 1, 2020. Also, the Company had $1.2 million in business interruption credits related to the Company’s two communities previously impacted by Hurricane Harvey in the first quarter of 2019 but did not have any such credits in the first quarter of 2020.

CAPITAL/Page 2

General and administrative expenses for the first quarter of 2020 were $6.7 million versus $7.6 million in the first quarter of 2019. Excluding transaction and conversion costs in both periods, general and administrative expenses decreased $0.6 million in the first quarter of 2020 versus the first quarter of 2019 due to lower healthcare claims under the Company’s self-insured healthcare plan. As a percentage of revenues under management, general and administrative expenses, excluding transaction and conversion costs, were 4.9% in the first quarter of 2020.

The first quarter of 2020 includes an $11.0 million non-cash gain and a $36.5 million non-cash long-lived asset impairment charge, both of which are related to the leased communities and the associated agreements executed with Healthpeak, Ventas and Welltower. The Company also recorded a $7.4 million non-cash loss on the sale of a non-core community in the first quarter of 2020.

Loss from operations for the first quarter of 2020 was $3.7 million. Net loss was $48.4 million for the first quarter of 2020.

Adjusted EBITDAR for the first quarter of 2020 was $26.3 million. The Company incurred approximately $0.3 million of COVID-19 expenses in March 2020. Adjusted EBITDAR excluding COVID-19 expenses was $26.6 million, a sequential increase of $0.9 million from Adjusted EBITDAR in the fourth quarter of 2019. Adjusted CFFO was $0.2 million. Adjusted CFFO excluding COVID-19 expenses was $0.5 million, a sequential increase of $1.9 million from Adjusted CFFO in the fourth quarter of 2019. (See “Non-GAAP Financial Measures” below).

Same Community Results

Same community results exclude the four non-core communities the Company has disposed of since the first quarter of 2019 and the six Healthpeak communities converted to management agreements effective March 1, 2020. Same-community results also exclude approximately $0.3 million of expenses incurred in March 2020 related to COVID-19 preparedness.

Same-community revenue in the first quarter of 2020 decreased 2.6% versus the first quarter of 2019. Same-community occupancy in the first quarter was 79.9%, a decrease of 280 basis points as compared to the first quarter of 2019 and average monthly rent was $3,772, an increase of 0.9% as compared to the first quarter of 2019.

Same-community operating expenses increased 2.4% in the first quarter of 2020 versus the first quarter of 2019. Same store labor costs, including benefits, increased 5.9%, food costs decreased 1.0%, and utilities decreased 5.5%. Including contract labor, which decreased $0.3 million in the first quarter of 2020, same store total labor costs increased 5.0% when compared with the first quarter of 2019. Same-community net operating income decreased 12.3% in the first quarter of 2020 when compared with the first quarter of 2019. Same-community NOI increased $2.7 million, or 9.4%, in the first quarter of 2020 as compared to the fourth quarter of 2019

Sale of Senior Living Community

As previously announced, the Company closed on the sale of a non-core community in Merrillville, Indiana, on March 31, 2020, at a purchase price of $7.0 million. The transaction resulted in approximately $6.9 million in net cash proceeds. The community consisted of 213 assisted living and memory care units, and had CFFO contribution of approximately $0.2 million in 2019.

CAPITAL/Page 3

COVID-19 Update

The safety and wellbeing of the Company’s residents, employees and caregivers is and has been the Company’s highest priority. At the onset of the COVID-19 pandemic, the Company’s operations team swiftly implemented comprehensive protocols and best practices across the portfolio based on guidance from the Centers for Disease Control as well as federal, state and local authorities. All communities have executed risk-mitigation actions, such as restricting access and assessing the health status of every person entering the communities, including the Company’s employees, all visitors, and all outside service providers. Tours are limited to only the prospect and one family member in most communities, with certain communities only providing virtual tours. New residents and residents returning from a hospital stay are required to isolate in their apartment for fourteen days. All employees are required to adhere to personal protection protocols, including wearing masks at all times. The Company’s communities are cleaned and disinfected at least twice daily. Certain communities with COVID-positive residents have received a specialized disinfecting and decontamination treatment. In most cases, the Company has implemented in-room only dining and activities programming. Due to the vulnerable nature of the Company’s residents, many of these restrictions may continue at its communities even when federal, state, and local stay-at-home and social distancing orders and recommendations are relaxed.

The Company delivered results in line with its expectations in March 2020. New resident leads, visits, and move-in activity declined significantly in April compared to typical levels, adversely impacting occupancy. Consolidated occupancy, excluding the non-core community sold in the first quarter, decreased from 79.8% for the month of March to 78.7% for the month of April. Revenue on the same basis decreased approximately $0.5 million from March to April. We expect further deterioration of occupancy and revenue resulting from fewer move-ins due to the impacts of COVID-19. Lower than normal controllable move-out activity during the COVID-19 pandemic may partially offset future adverse revenue impacts.

The Company has recognized and continues to recognize increases in supplies costs related primarily to personal protection equipment and paper goods required for in-room dining, labor, specialized cleaning and disinfecting costs, and testing of residents and employees. To mitigate the impact of the COVID-related expenditures, the Company has reduced spending on non-essential supplies, travel costs and certain other discretionary items, and has ceased all non-critical capital expenditure projects.

The Company is utilizing the payroll tax deferral program under the Coronavirus Aid, Relief, and Economic Security Act of 2020 (CARES Act) to defer the employer portion of payroll taxes from April 2020 through December 2020, which it estimates will accumulate to approximately $7.0 million. One-half of the deferred payroll taxes will be due by December 2021, with the other half due by December 2022. The Company has also entered into short-term debt forbearance agreements with certain of its lenders effective April 1, 2020, some of which will require repayment of the forbearance over a twelve-month period following the end of the forbearance period.

Balance Sheet and Liquidity

The Company ended the first quarter with $27.9 million of cash and cash equivalents, including restricted cash. As of March 31, 2020, the Company financed its owned communities with mortgages totaling $923.0 million at interest rates averaging 4.7%. The majority of the Company’s debt is at fixed interest rates excluding three bridge loans totaling approximately $82.9 million, all with maturities in the first quarter of 2021, and approximately $50 million of long-term variable rate debt under the Company’s Master Credit Facility. The earliest maturity date for the Company’s fixed-rate debt is in 2022.

Going Concern

As described above, COVID-19 has caused, and management expects will continue to cause, a decline in the occupancy levels at the Company’s communities that will negatively impact revenues. Also as described above, the recent outbreak of COVID-19 has required the Company to incur, and management expects will require the Company to continue to incur, significant additional operating costs and expenses in order to care for its residents. Further, residents at certain of its senior housing communities have tested positive for COVID-19, which has increased the costs of caring for the residents at such communities and has resulted in reduced occupancies at such communities.

CAPITAL/Page 4

ASC 205-40, “Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern,” requires an evaluation of whether there are conditions or events, considered in the aggregate, that raise substantial doubt about an entity’s ability to continue as a going concern in the twelve-month period following the date its financial statements are issued. In complying with the requirements under U.S. GAAP to complete an evaluation without considering mitigating factors, the Company considered several conditions or events including (1) uncertainty around the impact of COVID-19 on the Company’s financial results, and (2) anticipated operating losses and negative cash flows from operations for fiscal year 2020. These conditions raise substantial doubt about the Company’s ability to continue as a going concern for the twelve-month period following the issuance of its financial statements in its Form 10-Q for the quarterly period ended March 31, 2020.

The Company has taken or intends to take certain actions to improve its liquidity position and address uncertainty about its ability to continue as a going concern, including:

•

The Company will continue to execute on its 3-year operational turnaround plan initiated in the first quarter of 2019, which began to show improved operating results in the first quarter of 2020 and is expected to continue to produce incremental profitability improvements

•	The Company has implemented additional proactive spending reductions, including reduced discretionary spending and lower capital spending

•

The Company took measures in the first quarter of 2020 to exit underperforming leases, which will benefit the Company with reduced rent payments through December 2020 and will eliminate all rent payments beginning January 2021

•	The Company is evaluating the opportunity to sell certain communities that would provide positive net cash proceeds

•	The Company has entered into short-term debt forbearance agreements with certain lenders

•	The Company is utilizing the CARES Act payroll tax deferral program to delay payment of the employer portion of payroll taxes to be incurred from April 2020 through December 2020

•	The Company is evaluating possible debt and capital options

Q1 2020 Conference Call Information

The Company will host a conference call with senior management to discuss the Company’s first quarter 2020 financial results on Thursday, May 21, 2020, at 10:00 a.m. Eastern Time. To participate, dial 323-994-2082, and use confirmation code 9553593. A link to a simultaneous webcast of the teleconference will be available at www.capitalsenior.com through Windows Media Player or RealPlayer.

For the convenience of the Company’s shareholders and the public, the conference call will be recorded and available for replay starting May 21, 2020 at 1:00 p.m. Eastern Time, until May 29, 2020 at 1:00 p.m. Eastern Time. To access the conference call replay, call 719-457-0820, confirmation code 9553593. The conference call will also be made available for playback via the Company’s corporate website, https://www.capitalsenior.com/investor-relations/conference-calls/.

Non-GAAP Financial Measures of Operating Performance

Adjusted EBITDAR is a financial valuation measure and Adjusted Net Income/(Loss) and Adjusted CFFO are financial performance measures that are not calculated in accordance with U.S. generally accepted accounting principles (“GAAP”). Non-GAAP financial measures may have material limitations in that they do not reflect all of the costs associated with our results of operations as determined in accordance with GAAP. As a result, these non-GAAP financial measures should not be considered a substitute for, nor superior to, financial results and measures determined or calculated in accordance with GAAP.

Adjusted EBITDAR is a valuation measure commonly used by Company management, research analysts and investors to value companies in the senior living industry. Since Adjusted EBITDAR excludes interest expense and rent expense, it allows Company management, research analysts and investors to compare the enterprise values of different companies without regard to differences in capital structures and leasing arrangements.

CAPITAL/Page 5

The Company believes that Adjusted Net Income/(Loss) and Adjusted CFFO are useful as performance measures in identifying trends in day-to-day operations because they exclude the costs associated with acquisitions and conversions and other items that do not ordinarily reflect the ongoing operating results of our primary business. Adjusted Net Income/(Loss) and Adjusted CFFO provide indicators to management of progress in achieving both consolidated and individual business unit operating performance and are used by research analysts and investors to evaluate the performance of companies in the senior living industry.

The Company strongly urges you to review the reconciliation of net loss to Adjusted EBITDAR and the reconciliation of net income/(loss) to Adjusted Net Income/(Loss) and Adjusted CFFO, along with the Company’s consolidated balance sheets, statements of operations, and statements of cash flows. This is included on the last page of this press release.

About the Company

Dallas-based Capital Senior Living Corporation is one of the nation’s largest operators of independent living, assisted living and memory care communities for senior adults. The Company’s 124 communities are home to more than 11,000 residents across 23 states and provide compassionate, resident-centric service and care as well as engaging programming. Capital Senior Living offers seniors the freedom and opportunity to successfully, comfortably and happily age in place. For more information, visit www.capitalsenior.com or connect with the Company on Facebook.

Safe Harbor

The forward-looking statements in this release are subject to certain risks and uncertainties that could cause the Company’s actual results and financial condition to differ materially, including, but not limited to, the continued spread of COVID-19, including the speed, depth, geographic reach and duration of such spread, new information that may emerge concerning the severity of COVID-19, the actions taken to prevent or contain the spread of COVID-19 or treat its impact, the legal, regulatory and administrative developments that occur at the federal, state and local levels in response to the COVID-19 pandemic, and the frequency and magnitude of legal actions and liability claims that may arise due to COVID-19 or the Company’s response efforts; the impact of COVID-19 on the Company’s ability to continue as a going concern, the Company’s ability to generate sufficient cash flows from operations, additional proceeds from debt refinancings, and proceeds from the sale of assets to satisfy its short and long-term debt and lease obligations and to fund the Company’s capital improvement projects to expand, redevelop, and/or reposition its senior living communities; the Company’s ability to obtain additional capital on terms acceptable to it; the Company’s ability to extend or refinance its existing debt as such debt matures; the Company’s compliance with its debt and lease agreements, including certain financial covenants, and the risk of cross-default in the event such non-compliance occurs; the Company’s ability to complete acquisitions and dispositions upon favorable terms or at all; the risk of oversupply and increased competition in the markets which the Company operates; the risk of increased competition for skilled workers due to wage pressure and changes in regulatory requirements; the departure of the Company’s key officers and personnel; the cost and difficulty of complying with applicable licensure, legislative oversight, or regulatory changes; the risks associated with a decline in economic conditions generally; the adequacy and continued availability of the Company’s insurance policies and the Company’s ability to recover any losses it sustains under such policies; changes in accounting principles and interpretations; and the other risks and factors identified from time to time in the Company’s reports filed with the Securities and Exchange Commission.

For information about Capital Senior Living, visit www.capitalsenior.com.

Investor Contact Carey P. Hendrickson, Chief Financial Officer, at 972-770-5600 or chendrickson@capitalsenior.com.

Press Contact Susan J. Turkell at 303-766-4343 or sturkell@capitalsenior.com.

CAPITAL SENIOR LIVING CORPORATION

CONSOLIDATED BALANCE SHEETS

(unaudited, in thousands, except per share data)

	March 31, 2020	December 31, 2019
	(In thousands)
ASSETS
Current assets:
Cash and cash equivalents	$17,729	$23,975
Restricted cash	10,143	13,088
Accounts receivable, net	7,462	8,143
Federal and state income taxes receivable	72	72
Property tax and insurance deposits	6,567	12,627
Prepaid expenses and other	4,912	5,308

Total current assets	46,885	63,213
Property and equipment, net	908,954	969,211
Operating lease right-of-use assets, net	18,815	224,523
Deferred taxes, net	76	76
Other assets, net	3,941	10,673

Total assets	$978,671	$1,267,696

LIABILITIES AND SHAREHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$8,195	$10,382
Accrued expenses	38,563	46,227
Current portion of notes payable, net of deferred loan costs	14,400	15,819
Deferred income	6,835	7,201
Current portion of financing obligations	—	1,741
Current portion of lease liabilities	38,976	45,988
Federal and state income taxes payable	644	420
Customer deposits	1,179	1,247

Total current liabilities	108,792	129,025
Financing obligations, net of current portion	—	9,688
Lease liabilities, net of current portion	670	208,967
Notes payable, net of deferred loan costs and current portion	902,606	905,637
Commitments and contingencies
Shareholders’ equity (deficit):
Preferred stock, $.01 par value:	—	—
Authorized shares — 15,000; no shares issued or outstanding
Common stock, $.01 par value:
Authorized shares — 65,000; issued and outstanding shares 31,389 and 31,441 in 2020 and 2019, respectively	319	319
Additional paid-in capital	190,982	190,386
Retained deficit	(221,268)	(172,896)
Treasury stock, at cost — 494 shares in 2020 and 2019	(3,430)	(3,430)

Total shareholders’ equity (deficit)	(33,397)	14,379

Total liabilities and shareholders’ equity (deficit)	$978,671	$1,267,696

CAPITAL SENIOR LIVING CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(unaudited, in thousands, except per share data)

	Three months ended March 31,
	2020	2019
Revenues:
Resident revenue	$105,616	$114,176
Management fees	56	—
Community reimbursement revenue	457	—

Total revenues	106,129	114,176

Expenses:
Operating expenses (exclusive of facility lease expense and depreciation and amortization expense shown below)	75,402	75,405
General and administrative expenses	6,685	7,570
Facility lease expense	10,992	14,235
Stock-based compensation expense	596	(978)
Depreciation and amortization expense	15,715	15,974
Community reimbursement expense	457	—

Total expenses	109,847	112,206

Income (Loss) from operations	(3,718)	1,970
Other income (expense):
Interest income	54	57
Interest expense	(11,670)	(12,564)
Write down of assets held for sale	—	(2,340)
Long-lived asset impairment	(36,461)	—
Gain on facility lease modification and termination, net	11,010	—
Loss on disposition of assets, net	(7,356)	—
Other income	1	23

Loss before provision for income taxes	(48,140)	(12,854)
Provision for income taxes	(232)	(130)

Net loss	$(48,372)	$(12,984)

Per share data:
Basic net loss per share	$(1.59)	$(0.43)

Diluted net loss per share	$(1.59)	$(0.43)

Weighted average shares outstanding — basic	30,411	30,102

Weighted average shares outstanding — diluted	30,411	30,102

Comprehensive loss	$(48,372)	$(12,984)

CAPITAL SENIOR LIVING CORPORATION

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY

(unaudited, in thousands, except per share data)

			Additional Paid-In Capital	Retained Deficit	Treasury Stock	Total
	Common Stock
	Shares	Amount
			(In thousands)
Balance at January 1, 2019	31,273	$318	$187,879	$(149,502)	$(3,430)	$35,265
Adoption of ASC 842	—	—	—	12,636	—	12,636
Restricted stock awards (cancellations), net	(150)	(2)	2	—	—	—
Stock-based compensation	—	—	(978)	—	—	(978)
Net loss	—	—	—	(12,984)	—	(12,984)

Balance at March 31, 2019	31,123	$316	$186,903	$(149,850)	$(3,430)	$33,939

Balance at January 1, 2020	31,441	$319	$190,386	$(172,896)	$(3,430)	$14,379
Restricted stock awards	—	—	—	—	—	—
Stock-based compensation	—	—	596	—	—	596
Net loss	—	—	—	(48,372)	—	(48,372)

Balance at March 31, 2020	31,441	$319	$190,982	$(221,268)	$(3,430)	$(33,397)

CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited, in thousands, except per share data)

	Three months ended March 31,
	2020	2019
	(in thousands)
Operating Activities
Net loss	$(48,372)	$(12,984)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	15,715	15,974
Amortization of deferred financing charges	464	432
Amortization of deferred lease costs and lease intangibles, net	—	0
Deferred income	137	(41)
Operating lease expense adjustment	(2,716)	(702)
Loss on disposition of assets, net	7,356	—
Gain on lease related transactions, net	(11,010)	—
Long-lived asset impairment	36,461	—
Write-down of assets held for sale	—	2,340
Provision for bad debts	745	805
Stock-based compensation expense	596	(978)
Changes in operating assets and liabilities:
Accounts receivable	(72)	(695)
Property tax and insurance deposits	4,059	4,586
Prepaid expenses and other	893	487
Other assets	(164)	482
Accounts payable	(1,047)	(6,894)
Accrued expenses	(7,648)	(3,674)
Other liabilities	13	—
Federal and state income taxes receivable/payable	224	153
Deferred resident revenue	(424)	(453)
Customer deposits	(69)	17

Net cash used in operating activities	(4,859)	(1,145)
Investing Activities
Capital expenditures	(5,351)	(3,353)
Proceeds from disposition of assets	6,396	0

Net cash provided by (used in) investing activities	1,045	(3,353)
Financing Activities
Repayments of notes payable	(4,922)	(4,333)
Cash payments for financing obligations	(455)	(129)
Deferred financing charges paid	—	(143)

Net cash used in financing activities	(5,377)	(4,605)

Decrease in cash and cash equivalents	(9,191)	(9,103)
Cash and cash equivalents and restricted cash at beginning of year	37,063	44,320

Cash and cash equivalents and restricted cash at end of year	$27,872	$35,217

Supplemental Disclosures
Cash paid during the year for:
Interest	$10,798	$11,167

Lease modification and termination	$6,785	$—

Income taxes	$9	$7

Capital Senior Living Corporation

Supplemental Information

	Communities		Average Resident Capacity		Average Units
	Q1 20	Q1 19	Q1 20	Q1 19	Q1 20	Q1 19
Portfolio Data
I. Community Ownership / Management
Consolidated communities
Owned	79	83	10,055	10,767	7,634	8,249
Leased	39	46	4,981	5,756	3,754	4,414
Third party communities managed	6	—	549	—	476	—

Total	124	129	15,585	16,523	11,864	12,663

Independent living			6,251	6,879	4,278	4,965
Assisted living			9,334	9,644	7,586	7,698

Total			15,585	16,523	11,864	12,663

II. Percentage of Operating Portfolio
Consolidated communities
Owned	63.7%	64.3%	64.5%	65.2%	64.3%	65.1%
Leased	31.5%	35.7%	32.0%	34.8%	31.6%	34.9%
Third party communities managed	4.8%	0.0%	3.5%	0.0%	4.0%	0.0%

Total	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%

Independent living			40.1%	41.6%	36.1%	39.2%
Assisted living			59.9%	58.4%	63.9%	60.8%

Total			100.0%	100.0%	100.0%	100.0%

Capital Senior Living Corporation

Supplemental Information

	Q1 20	Q1 19
Selected Operating Results
I. Owned communities
Number of communities at quarter-end	79	83
Resident capacity	10,055	10,767
Unit capacity	7,634	8,249
Financial occupancy (1)	80.6%	84.1%
Revenue (in millions)	67.9	73.2
Operating expenses (in millions) (2)	49.1	50.1
Operating margin	28%	32%
Average monthly rent	3,579	3,517
II. Leased communities
Number of communities at quarter-end	39	46
Resident capacity	4,981	5,756
Unit capacity	3,754	4,414
Financial occupancy (1)	78.8%	81.3%
Revenue (in millions)	37.7	41.0
Operating expenses (in millions) (2)	24.6	25.0
Operating margin	35%	39%
Average monthly rent	3,857	3,804
III. Consolidated communities
Number of communities at quarter-end	118	129
Resident capacity	15,036	16,523
Unit capacity	11,388	12,663
Financial occupancy (1)	80.0%	83.1%
Revenue (in millions)	105.6	114.2
Operating expenses (in millions) (2)	73.6	75.1
Operating margin	30%	34%
Average monthly rent	3,674	3,615
IV. Communities under management
Number of communities at quarter-end	124	129
Resident capacity	15,585	16,523
Unit capacity	11,864	12,663
Financial occupancy (1)	80.1%	83.1%
Revenue (in millions)	106.7	114.2
Operating expenses (in millions) (2)	74.3	75.1
Operating margin	30%	34%
Average monthly rent	3,658	3,615
V. Same Store Consolidated communities
Number of communities	118	118
Resident capacity	15,036	15,036
Unit capacity	11,388	11,400
Financial occupancy (1)	79.9%	82.7%
Revenue (in millions)	101.6	104.4
Operating expenses (in millions) (2)	70.3	68.7
Operating margin	31%	34%
Average monthly rent	3,722	3,689
VI. General and Administrative expenses as a percent of Total Revenues under Management
Current Quarter (3)	4.9%	5.1%
Year to Date (3)	4.9%	5.1%
VII. Consolidated Debt Information (in thousands, except for interest rates) (Excludes insurance premium financing)
Total variable rate mortgage debt	790,052	848,925
Total fixed rate debt	132,924	129,949
Weighted average interest rate	4.7%	4.9%

(1) -	Financial occupancy represents actual days occupied divided by total number of available days during the quarter.
(2) -	Excludes management fees, provision for bad debts, and transaction and conversion costs.
(3) -	Excludes transaction and conversion costs.

CAPITAL SENIOR LIVING CORPORATION

NON-GAAP RECONCILIATIONS

(In thousands, except per share data)

	Three months ended March 31,
	2020	2019
Adjusted EBITDAR
Net loss	(48,372)	(12,984)
Depreciation and amortization expense	15,715	15,974
Stock-based compensation expense	596	(978)
Facility lease expense	10,992	14,235
Provision for bad debts	745	805
Interest income	(54)	(57)
Interest expense	11,670	12,564
Long-lived asset impairment	36,461	—
Loss (gain) on lease related transactions, net	(11,010)	—
Write down of asset held for sale	—	2,340
Loss (gain) on disposition of assets, net	7,356	—
Other expense (income)	(1)	(23)
Provision for income taxes	232	130
Casualty losses	423	268
Transaction and conversion costs	1,418	276
Employee placement and separation costs	90	1,717
Communities excluded due to repositioning/lease-up	—	55

Adjusted EBITDAR	$26,261	$34,322

COVID-19 expenses	291	—

Adjusted EBITDAR excluding COVID-19 expenses	$26,552	$34,322

Adjusted revenues
Total revenues	$106,129	$114,176
Communities excluded due to repositioning/lease-up	—	(1,289)

Adjusted revenues	$106,129	$112,887

Adjusted net loss and Adjusted net loss per share
Net loss	(48,372)	(12,984)
Casualty losses	423	268
Transaction and conversion costs	1,418	294
Employee placement and separation costs	90	1,717
Write down of asset held for sale	—	2,340
Long-lived asset impairment	36,461	—
Loss (gain) on lease related transactions, net	(11,010)	—
Loss (gain) on disposition of assets, net	7,356	—
Tax impact of Non-GAAP adjustments (25%)	(8,684)	(1,155)
Deferred tax asset valuation allowance	—	2,901
Communities excluded due to repositioning/lease-up	—	683

Adjusted net loss	$(22,318)	$(5,936)

Diluted shares outstanding	30,411	30,102
Adjusted net income (loss) per share	$(0.73)	$(0.20)
COVID-19 expenses	291	—

Adjusted net loss excluding COVID-19 expenses	$(22,027)	$(5,936)

Adjusted net income (loss) per share excluding COVID-19 expense	$(0.72)	$(0.20)

Adjusted CFFO
Net loss	(48,372)	(12,984)
Non-cash charges, net	47,748	17,830
Operating lease payment adjustment to normalize lease commitments	—	(910)
Recurring capital expenditures	(1,136)	(1,148)
Casualty losses	423	268
Transaction and conversion costs	1,418	294
Employee placement and separation costs	90	1,717
Communities excluded due to repositioning/lease-up	—	438

Adjusted CFFO	$171	$5,505

COVID-19 expenses	291	—

Adjusted CFFO excluding COVID-19 expense	$462	$5,505